EXHIBIT 99.1

TTM Technologies, Inc. Reports 2009 First Quarter Results

SANTA ANA, Calif., April 30, 2009 (GLOBE NEWSWIRE) -- TTM Technologies, Inc. (Nasdaq:TTMI), North America's largest printed circuit board (PCB) manufacturer, today reported results for the first quarter of 2009, ended March 30, 2009.

First Quarter 2009 Financial Results - GAAP

First quarter net sales of $149.0 million decreased $15.9 million, or 9.7 percent, from fourth quarter net sales of $164.9 million.

First quarter gross margin of 16.3 percent declined from fourth quarter gross margin of 18.6 percent.

During the first quarter, TTM Technologies recorded a restructuring charge of $2.5 million, or $0.04 per diluted share, related to the closure of the Company's Redmond, WA facility and other layoffs announced January 15, 2009.

Operating income for the first quarter was $5.0 million compared to an operating loss of $108.9 million for the fourth quarter. Excluding asset impairment and restructuring charges, operating income for the first quarter was $7.8 million compared to $14.5 million for the fourth quarter.

During the first quarter, TTM Technologies adopted FASB Staff Position APB 14-1, "Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)" (APB 14-1), which increases the interest expense on the Company's outstanding convertible debt. The adoption of APB 14-1 resulted in increased interest expense of $1.1 million for the first quarter of 2009 and is expected to result in increased expense of approximately $4.6 million for the full year 2009. The increased interest expense resulting from APB 14-1 is a non-cash expense.

Net income for the first quarter was $1.4 million, or $0.03 per diluted share, compared to a fourth quarter net loss of $69.2 million, or $1.62 per basic share. Fourth quarter results have been adjusted to reflect the retroactive impact of APB 14-1.

Kent Alder, President and CEO of TTM, said, "The macroeconomic environment continues to place unprecedented challenges on global enterprises, with demand for printed circuit boards continuing to be negatively impacted. Despite the decline in revenue, however, we generated $12.1 million of cash in the first quarter and continued to reduce our costs." Commenting on the Company's diversified business model, Alder added, "The Aerospace/Defense end market was stable and remained a significant contributor to our success."

First Quarter 2009 Financial Results - Non-GAAP

Non-GAAP results for the first quarter exclude stock-based compensation expense, amortization of intangibles, restructuring and asset impairment charges, non-cash interest expense and the income tax effects related to these expenses.

First quarter non-GAAP net income was $5.4 million, or $0.12 per diluted share. This compares to fourth quarter non-GAAP net income of $9.3 million, or $0.22 per diluted share.

Excluding asset impairment charges, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter was $11.1 million, or 7.5 percent of net sales, compared with fourth quarter EBITDA of $20.7 million, or 12.5 percent of net sales.

A reconciliation of the Company's non-GAAP financial measures is provided after the GAAP financial statements accompanying this press release.

First Quarter Segment Information

TTM Technologies reports two operating segments: PCB Manufacturing and Backplane Assembly.

For the PCB Manufacturing segment, first quarter net sales (before inter-company sales) were $132.3 million, compared with $144.2 million in the fourth quarter. First quarter operating segment income (before amortization of intangibles) was $4.4 million, compared with an operating segment loss of $107.5 million in the fourth quarter, due to a fixed asset and goodwill impairment charge of $120.6 million. Excluding this charge, fourth quarter operating income (before amortization of intangibles) for the PCB Manufacturing segment was $13.1 million.

For the Backplane Assembly segment, first quarter net sales (before inter-company sales) were $24.9 million, compared with $31.1 million in the fourth quarter. First quarter operating segment income (before amortization of intangibles) was $1.5 million, compared with a fourth quarter operating segment loss (before amortization of intangibles) of $0.4 million, due to a fixed asset impairment charge of $2.7 million. Excluding this charge, fourth quarter operating income (before amortization of intangibles) for the Backplane Assembly segment was $2.3 million.

Balance Sheet

Cash and cash equivalents and short-term investments at the end of the first quarter totaled $164.2 million, an increase of $12.1 million from $152.1 million at the end of the fourth quarter.

Second Quarter Fiscal Year 2009 Forecast

For the second quarter of 2009, TTM estimates revenue in a range of $141 million to $149 million and GAAP earnings in a range from $0.08 to $0.14 per diluted share.

TTM estimates non-GAAP earnings in a range from $0.13 to $0.19 per diluted share.

To Access the Live Webcast/Conference Call

The company will host a conference call to discuss the first quarter results and the second quarter 2009 outlook on April 30, 2009, at 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time).

To listen to the live webcast, log on to the TTM Technologies website at http://www.ttmtech.com. To access the live conference call, dial 303-262-2006 or 866-562-5483.

For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, please visit TTM Technologies' website at http://www.ttmtech.com.

To Access a Replay of the Webcast

A digital replay will be available on TTM Technologies' website at http://www.ttmtech.com and will remain accessible for one week following the live event.

A telephone replay also will be available beginning two hours after the conclusion of the conference call until May 2, 2009. You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11130502#.

About Our Non-GAAP Financial Measures

This release includes information about the Company's non-GAAP adjusted net income and non-GAAP adjusted net income per share, which are non-GAAP financial measures. Management believes that both measures -- which exclude amortization of intangibles, stock-based compensation expense, non-cash interest expense on our convertible debt, asset impairment charges and restructuring charges as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations. In addition, the Company's internal reporting, including information provided to the Company's Audit Committee and Board of Directors, contains non-GAAP measures.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, the impact of the current economic crisis, the company's dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is North America's largest printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company's time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

The TTM Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5691

                          TTM TECHNOLOGIES, INC.
               Selected Unaudited Financial Information
                 (In thousands, except per share data)

                                     ---------------------   ---------
                                                              Fourth
                                        First Quarter        Quarter(1)
                                     ---------------------   ---------
                                      2009         2008        2008
                                     ---------   ---------   ---------

 CONSOLIDATED STATEMENTS
  OF OPERATIONS

  Net sales                          $ 148,997   $ 174,071   $ 164,916
  Cost of goods sold                   124,720     136,469     134,250
                                     ---------   ---------   ---------

  Gross profit                          24,277      37,602      30,666
                                     ---------   ---------   ---------

  Operating expenses:
   Selling and marketing                 7,178       7,714       7,420
   General and administrative            8,404       8,205       7,835
   Amortization of definite-
    lived intangibles                      860         947         951
   Metal reclamation                        --      (3,700)         --
   Impairment of goodwill and
    long-lived assets                      343          --     123,322
   Restructuring charges                 2,460          --          --
                                     ---------   ---------   ---------
    Total operating expenses            19,245      13,166     139,528
                                     ---------   ---------   ---------

  Operating income (loss)                5,032      24,436    (108,862)

  Interest expense                      (2,715)     (1,835)     (2,777)
  Interest income                           99         143         223
  Other, net                              (108)        141        (416)
                                     ---------   ---------   ---------

  Income (loss) before income
   taxes                                 2,308      22,885    (111,832)
  Income tax (provision)
   benefit                                (881)     (8,513)     42,644
                                     ---------   ---------   ---------

  Net income (loss)                  $   1,427   $  14,372  $  (69,188)
                                     =========   =========  ==========

  Earnings (loss) per common share:
   Basic                             $    0.03   $    0.34  $    (1.62)
   Diluted                           $    0.03   $    0.34  $    (1.62)

  Weighted average common shares:
   Basic                                42,880      42,429      42,810
   Diluted                              43,219      42,736      42,810

 SELECTED BALANCE SHEET DATA

                                       -------------------------------
                                         March 30,        December 31,
                                            2009            2008(1)
                                       -------------     -------------
 Cash and cash equivalents               $ 161,839         $ 148,465
 Short-term investments                      2,322             3,657
 Accounts receivable, net                  108,157           115,232
 Inventories                                69,012            71,011
 Total current assets                      356,221           353,130
 Property, plant and equipment,
  net                                      112,187           114,931
 Other non-current assets                   70,374            72,179
 Total assets                              538,782           540,240

 Accounts payable                           45,437            48,750
 Total current liabilities                  67,710            72,768
 Convertible senior notes, net             136,118           134,914
 Total long-term liabilities               138,689           137,436
 Stockholders' equity                      332,383           330,036
 Total liabilities and
  stockholders' equity                     538,782           540,240
                                       -------------------------------

 SUPPLEMENTAL DATA

                                     ---------------------   ---------
                                                              Fourth
                                         First Quarter        Quarter
                                     ---------------------   ---------
                                        2009        2008        2008
                                     ---------   ---------   ---------
  EBITDA                             $  10,785   $  30,977   $(102,663)
  EBITA                              $   5,911   $  25,697   $(108,074)

  Gross margin                            16.3%       21.6%       18.6%
  EBITDA margin                            7.2        17.8       (62.3)
  Operating margin                         3.4        14.0       (66.0)

  End Market Breakdown:
                                     ---------------------   ---------
                                                              Fourth
                                        First Quarter         Quarter
                                     ---------------------   ---------
                                       2009        2008        2008
                                     ---------   ---------   ---------

   Networking/Communications                33%         42%         37
   Aerospace/Defense                        45          34          40
   Computing/Storage/Peripherals            12          12          12
   Medical/Industrial/
    Instrumentation/Other                   10          12          11

 Stock-based Compensation:

                                     ---------------------   ---------
                                                              Fourth
                                         First Quarter        Quarter
                                     ---------------------   ---------
                                       2009       2008          2008
                                     ---------   ---------   ---------
   Amount included in:
    Cost of goods sold               $     419   $     233   $     331
    Selling and marketing                  145          73          97
    General and administrative           1,043         685         787
                                     ---------   ---------   ---------
    Total stock-based
     compensation expense            $   1,607   $     991   $   1,215
                                     =========   =========   =========

 Operating Segment Data:

                                     ---------------------   ---------
                                                              Fourth
                                        First Quarter       Quarter(1)
                                     ---------------------   ---------
   Net sales:                           2009      2008          2008
                                     ---------   ---------   ---------
   PCB Manufacturing                 $ 132,277   $ 148,705   $ 144,211
   Backplane Assembly                   24,908      32,570      31,064
                                     ---------   ---------   ---------
       Total sales                     157,185     181,275     175,275
   Inter-company sales                  (8,188)     (7,204)    (10,359)
                                     ---------   ---------   ---------
       Total net sales               $ 148,997   $ 174,071   $ 164,916
                                     ---------   ---------   ---------

   Operating segment income
    (loss):

   PCB Manufacturing                 $   4,400   $  22,679   $(107,505)
   Backplane Assembly                    1,492       2,704        (406)
                                     ---------   ---------   ---------
     Total op segment income
      (loss)                             5,892      25,383    (107,911)
   Amortization of intangibles            (860)       (947)       (951)
                                     ---------   ---------   ---------
     Total op income (loss)              5,032      24,436    (108,862)
   Total other expense                  (2,724)     (1,551)     (2,970)
                                     ---------   ---------   ---------
   Income (loss) before income
    taxes                            $   2,308   $  22,885   $(111,832)
                                     =========   =========   =========

 RECONCILIATIONS(2)

                                     ---------------------   ---------
                                                              Fourth
                                        First Quarter         Quarter
                                     ---------------------   ---------
                                        2009       2008         2008
                                     ---------   ---------   ---------

  EBITA/EBITDA reconciliation:
   Net income (loss)                 $   1,427   $  14,372   $ (69,188)
   Add back items:
    Income tax provision
     (benefit)                             881       8,513     (42,644)
    Interest expense                     2,715       1,835       2,777
    Amortization of intangibles            888         977         981
                                     ---------   ---------   ---------
   EBITA                                 5,911      25,697    (108,074)

   Depreciation expense                  4,874       5,280       5,411
                                     ---------   ---------   ---------
   EBITDA                            $  10,785   $  30,977   $(102,663)
                                     =========   =========   =========

   Add back: Impairment of
    goodwill and assets                    343          --     123,322
                                     ---------   ---------   ---------
   Adjusted EBITDA                   $  11,128   $  30,977   $  20,659
                                     =========   =========   =========

  Non-GAAP EPS reconciliation(3):
   GAAP net income                   $   1,427   $  14,372   $ (69,188)
   Add back items:
    Amortization of definite-
     lived intangibles                     888         977         981
    Stock-based compensation             1,607         991       1,215
    Non-cash convertible debt
     interest expense                    1,096          --       1,033
    Impairment of goodwill and
     long-lived assets                     343          --     123,322
    Restructuring charges                2,460          --          --
    Income tax effects                  (2,441)       (732)    (48,082)
                                     ---------   ---------   ---------
   Non-GAAP net income               $   5,380   $  15,608   $   9,281

   Non-GAAP diluted earnings
    per common share                 $    0.12   $    0.37   $    0.22

 1   Effective January 1, 2009, we adopted FASB Staff Position APB
     14-1, "Accounting for Convertible Debt Instruments That May be
     Settled in Cash Upon Conversion (Including Partial Cash
     Settlement)", which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting in prior periods.

 2   This information provides a reconciliation of
     EBITA/EBITDA/Adjusted EBITDA and non-GAAP EPS to the financial information in our consolidated statements of operations.

 3   This information provides non-GAAP adjusted net income and non-GAAP adjusted EPS, which are non-GAAP financial measures.
     Management believes that both measures -- which exclude
     amortization of intangibles, stock-based compensation expense, non-cash interest expense on our convertible debt, asset
     impairment charges and restructuring charges as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

     "EBITDA" means earnings before interest expense, income taxes, depreciation and amortization. "EBITA" means earnings before interest expense, income taxes and amortization. We present
     EBITDA / EBITA / Adjusted EBITDA to enhance the understanding of our operating results. EBITDA / EBITA / Adjusted EBITDA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA / Adjusted EBITDA because we believe that investors and securities analysts will find EBITDA / EBITA /
     Adjusted EBITDA to be a useful measure for evaluating our
     operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements.
     However, EBITDA / EBITA / Adjusted EBITDA should not be
     considered as an alternative to cash flows from operating
     activities as a measure of liquidity or as an alternative to net income as a measure

CONTACT:  TTM Technologies, Inc.
          Steve Richards, Chief Financial Officer
          (714) 241-0303
          investor@ttmtech.com

          Guerrant Associates
          Investors and Media:
          Laura Guerrant-Oiye
          (808) 882-1467
          lguerrant@guerrantir.com